Exhibit 24

VENTURE LENDING & LEASING IX, INC.

LIMITED POWER OF ATTORNEY

VENTURE LENDING & LEASING IX, INC.

The undersigned hereby constitutes and appoints Gwendolyn A. Williamson, of Perkins Coie LLP, 700 13th Street N.W. Washington, D.C. 20005, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file one or more of Schedule 13D and/or Schedule 13G, and any amendments thereto, as required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, with respect to the reporting on the undersigned’s beneficial ownership of securities of Venture Lending & Leasing IX, Inc. (the “Fund”), granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute of her, may lawfully do or cause to be done by virtue hereof.

In witness, by signing this instrument I affirm all that is written above.

Dated: February 13, 2019

/s/ Mark C. Krcmaric
Name:	Mark C. Krcmaric
Title:	Managing Director & Chief Operating Officer
Member:	University of Notre Dame du Lac

Signed in the presence of:

/s/ Timothy Dolezal
Witness:	Timothy Dolezal

/s/ Stephanie Pries
Witness:	Stephanie Pries

Subscribed and sworn to before me on February 13, 2019.

/s/ Laura L. Leblang

Notary Public, St. Joseph County
My commission expires January 9, 2024.